The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.2

SUBJECT TO COMPLETION, DATED             , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

To the Prospectus dated             , 20

BLACKROCK CAPITAL INVESTMENT CORPORATION

            Shares

Series     Preferred Stock

Liquidation Preference $         per Share

BlackRock Capital Investment Corporation is an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior and junior secured, unsecured and subordinated debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

We are offering for sale              shares of our Series          preferred stock, or our “preferred stock,” with a liquidation preference of $         per share. [Insert relevant information regarding ranking, conversion, redemption, dividends, etc. to the extent required to the extent required to be disclosed by applicable law or regulation.] [We have granted the underwriters a    -day option to purchase up to              additional shares of our preferred stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments. See “Underwriting” beginning on page S-     of this prospectus supplement for more information regarding this offering.]

[Add relevant disclosure depending on whether preferred shares are listed or not.]

This prospectus supplement and the accompanying prospectus set forth important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 40 East 52nd Street, New York, New York 10022, or by telephone at (212) 810-5800 or on our website at www.blackrockbkcc.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-   of this prospectus supplement and page    of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to BlackRock Capital Investment Corporation (before estimated expenses of $ )	$	$

The underwriters expect to deliver the shares to purchasers on or about                     , 20    .

Prospectus Supplement dated             , 20

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, which we sometimes refer to collectively as the “prospectus.” We have not, and the underwriters have not, authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since then. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

THE COMPANY	S-1
RECENT DEVELOPMENTS	S-3
SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING	S-4
SELECTED FINANCIAL DATA	S-5
RISK FACTORS	S-6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-7
USE OF PROCEEDS	S-8
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	S-9
DESCRIPTION OF PREFERRED STOCK	S-10
CAPITALIZATION	S-11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-12
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-12
UNDERWRITING	S-13
LEGAL MATTERS	S-16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-16
ADDITIONAL INFORMATION	S-16
FINANCIAL STATEMENTS	S-17

PROSPECTUS

TABLE OF CONTENTS

[Insert table of contents from base prospectus]

i

THE COMPANY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risks” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Throughout this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, we refer to BlackRock Capital Investment Corporation as the “Company,” “BKCC,” “we,” “us” or “our.”

General

We provide middle-market companies with flexible financing solutions, including senior and junior secured, unsecured and subordinated debt securities and loans, and equity securities. Our strategy is to provide capital to meet our clients’ current and future needs across this spectrum, creating long-term partnerships with growing middle-market companies.

We were incorporated on April 13, 2005, commenced operations with private funding on July 25, 2005, and completed our initial public offering on July 2, 2007. We are an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, which we refer to as the 1940 Act. In addition, for tax purposes we intend to continue to qualify as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, which we refer to as the Code. As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” for discussion of BDC regulation and other regulatory considerations.

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments. We invest primarily in middle-market companies and target investments throughout the capital structure that we believe provide an attractive risk-adjusted return. The term “middle-market” refers to companies with annual revenues typically between $50 million and $1 billion. Our targeted investment typically ranges between $10 million and $50 million, although the investment sizes may be more or less than the targeted range and the size of our investments may grow with our capital availability. We generally seek to invest in companies that operate in a broad variety of industries and that generate positive cash flows.

Although most of our investments are in senior and junior secured, unsecured and subordinated loans to U.S. private and certain public middle-market companies, we invest throughout the capital structure, which may include common and preferred equity, options and warrants, credit derivatives, high-yield bonds, distressed debt and other structured securities. We may from time to time invest up to 30% of our assets opportunistically in other types of investments, including securities of other public companies and foreign securities.

The senior and junior secured loans in which we invest generally have stated terms of three to ten years and the subordinated debt investments we make generally have stated terms of up to ten years, but the expected average life of such senior and junior secured loans and subordinated debt is generally between three and seven years. However, we may invest in securities of any maturity or duration. The debt that we invest in typically is not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s). We may invest in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization.

At a special meeting of the Company’s stockholders, held on February 18, 2015, the Company’s stockholders approved a new investment management agreement (“Management Agreement”) between the Company and BlackRock Advisors, LLC (the “Advisor” or “BlackRock Advisors”) to permit the Advisor to serve as the Company’s investment adviser following the completion of the sale of certain assets related to managing the Company from the Company’s previous investment adviser, 52nd Street Capital Advisors LLC, formerly BlackRock Kelso Capital Advisors LLC (the “Previous Advisor,” “BKCA” or “52nd Street”), to the Advisor (the “Transaction”). The Advisor is a wholly owned indirect subsidiary of BlackRock, Inc. (together with certain of its affiliates, collectively “BlackRock”). The Transaction was completed on March 6, 2015 and, pursuant to the Management Agreement, dated as of March 6, 2015, the Company’s investment activities are currently managed by the Advisor. Prior to the consummation of the Transaction, the Company had entered into an investment management agreement with 52nd Street Capital Advisors LLC, the Company’s previous adviser, which is referred to as the “previous management agreement.” The Company’s current Management Agreement has the same management and incentive fee terms as the previous agreement until March 6, 2017 and thereafter will have different management and incentive fees terms as compared to the previous agreement.

During the                      ended                     , 20    , we invested $         million across new and existing portfolio companies. This compares to investing $         million across         new and         existing portfolio companies for the ended                    , 20    . Sales, repayments and other exits of investment principal totaled $         million during the ended                     , 20    , versus $         million during the                     ended                     , 20    .

At                     , 20    , our portfolio of        portfolio companies was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in equity investments,     % in senior secured notes and     % in cash and cash equivalents. This compares to our portfolio of            companies that was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in senior secured notes,     % in equity investments and less than     % in cash and cash equivalents at                     , 20    . Our average portfolio company investment at amortized cost was approximately $         million at                     , 20    , versus $         million at                     , 20    .

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were     % at                     , 20     and     % at                     , 20    . The weighted average yields on our senior secured loans and other debt securities at fair value were     % and     %, respectively, at                     , 20    , versus     % and     % at                     , 20    . The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were     % at                     , 20     and     % at                     , 20    . The weighted average yields on our senior secured loans and other debt securities at their current cost basis were     % and     %, respectively, at                     , 20    , versus     % and     % at                     , 20    .

BlackRock Advisors, LLC

Our investment activities are managed by the Advisor. The Advisor is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. The Advisor is led by Michael J. Zugay, Chief Executive Officer of the Company and Managing Director of the Advisor. He is supported by the Advisor’s team of employees, including dedicated investment professionals who have extensive experience in commercial and mezzanine lending, investment banking, accounting, corporate law and private equity investing.

The Advisor has an investment committee comprised of         members, including Mr. Zugay. Senior management as well as other key personnel of the Advisor have critical industry experience and relationships that we rely on to implement our business plan.

The Advisor is registered as an investment adviser. The Advisor is an indirect, wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At                     , 20     , BlackRock’s assets under management were $         trillion. BlackRock helps clients meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of                     , 20     , the firm had approximately employees in more than         countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa.

Our executive officers and directors and the employees of the Advisor and certain of its affiliates, as well as members of the Advisor’s investment committee, serve or may serve as investment advisors, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds managed by our affiliates. We note that any affiliated investment vehicle currently formed or formed in the future and managed by the Advisor or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisors affiliated with the Advisor. However, the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures. In any such case, if the Advisor forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so.

Administration

BlackRock, through its subsidiary, BlackRock Financial Management, Inc. (the “Administrator”), serves as our administrator and provides us with office space, equipment and office services. The Administrator processes our financial records, assists in the preparation of reports to our stockholders and reports filed with the SEC and generally monitors the payment of our expenses.

Company Information

Our administrative and executive offices are located at 40 East 52nd Street, New York, NY 10022, and our telephone number is (212) 810-5800.

RECENT DEVELOPMENTS

[Insert description at time of offering.]

SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Our Preferred Stock” and in the accompanying prospectus under the headings “Description of Our Capital Stock—Preferred Stock” and “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the preferred stock in tabular form to the extent required to be disclosed by applicable law or regulation.]

SELECTED FINANCIAL DATA

The Statement of Operations Data, Per Share Data and Balance Sheet Data for each of the five years in the period ended December 31, 20    are derived from our financial statements which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm. [Quarterly financial information is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results at and for the             and             months ended                     , 20     are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 20    .]

This selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and related notes thereto included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities” and our financial statements and the related notes thereto included in the accompanying prospectus.

	months ended (unaudited)			months ended (unaudited)				Year ended December 31

(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Total Investment Income	$	$		$		$		$		$		$		$		$
Total Expenses:
Net Investment Income
Net Realized and Unrealized Gain (Loss)
Net Increase (Decrease) in Net Assets Resulting from Operations
Consolidated Per Share Data:
Net Asset Value Per Common Share at Period End	$	$		$		$		$		$		$		$		$
Market Price at Period End
Net Investment Income
Net Realized and Unrealized Gain (Loss)
Net Increase (Decrease) in Net Assets Resulting from Operations
Dividends Declared
Consolidated Balance Sheet Data at Period End:
Total Assets	$	$		$		$		$		$		$		$		$
Borrowings Outstanding
Total Net Assets
Other Data:
Total Return(1)%			%		%		%		%		%		%		%		%
Number of Portfolio Companies at Period End
Value of Investments at Period End	$	$		$		$		$		$		$		$		$
Yield on Investments at Period End(2)%			%		%		%		%		%		%		%		%

(1)	For the and months ended , 20 and , 20 and the years ended December 31, 20 and , total return is based on the change in market price during the respective periods. For the years ended prior to December 31, 20 , total return is based on the change in net asset value per common share during the respective years. Total return calculations take into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan and do not reflect brokerage commissions. Total return is not annualized.
(2)	Yield on investments at period end represents the weighted average yield on the debt and income producing equity securities in our portfolio at their current cost basis. Yields are computed using interest rates and dividend yields as of the balance sheet date and include amortization of loan origination and commitment fees, original issue discount and market premium or discount based on the expected cash flows of the respective portfolio investment. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash and cash equivalents.

RISK FACTORS

[Insert risk factors applicable to preferred stock and any addition relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously identified elsewhere in this prospectus supplement, including the “Risks” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of increased competition;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by the Advisor or its affiliates;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	changes in law and policy accompanying the new administration and uncertainty pending any such changes;

•

increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies;

•	changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets;

•	the unfavorable resolution of legal proceedings; and

•	the impact of changes to tax legislation and, generally, our tax position.

The forward-looking statements in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the             shares of our preferred stock that we are offering, after deducting estimated expenses of this offering payable by us, will be approximately $         million [(or $         million, if the over-allotment is exercised in full)] based on a public offering price of $         per share.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF PREFERRED STOCK

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general descriptions of our preferred stock in the accompanying prospectus under the headings “Description of Our Capital Stock—Preferred Stock” and “Description of Our Preferred Stock” in the accompanying prospectus before investing in our preferred stock. This summary is not necessarily complete and is subject to and entirely qualified by reference to our charter and bylaws.

[Insert material terms of the preferred stock to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our cash and capitalization as of                     , 20     (1) on an actual basis and (2) as adjusted to reflect the effects of the sale of              shares of our preferred stock in this offering at an offering price of $         per share. You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	As Adjusted for this Offering(1)(4)
(Dollars in thousands, except per share data)
Cash and cash equivalents	$	$
Total assets	$	$
Borrowings under Credit Facility	$	$

Preferred stock, par value $0.001 per share;             shares authorized: Series             preferred stock, par value $0.001 per share;             shares authorized, 0 shares and             shares issued and outstanding, as adjusted, respectively

	$	$
Common stock, par value $0.001 per share; shares authorized, issued and outstanding, shares issued and outstanding, as adjusted, respectively(2)	$	$
Capital in excess of par value	$	$
Distributable earnings(3)	$	$
Treasury stock	$	$
Total stockholders’ equity	$	$
Total capitalization	$	$

(1)	Does not include the underwriters’ over-allotment option.
(2)	Figures do not include and shares issued under our Dividend Reinvestment Plan on , 20 and , 20 , respectively.
(3)	Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.
(4)	As described under “Use of Proceeds,” we intend to use a part of the net proceeds from this offering initially to repay a portion of the borrowings outstanding under our Credit Facility. We have not yet determined how much of the net proceeds of this offering will be used for this purpose and, as a result, we have not reflected the consequences of such repayment in this table.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus supplement.

Overview

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the shares of preferred stock to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                    are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our preferred stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of our preferred stock [(other than those covered by the over-allotment option described below)] if they purchase any of the shares of our preferred stock.

Shares of preferred stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of preferred stock sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per share. If all the shares of preferred stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

[If the underwriters sell more shares of preferred stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for         days from the date of this prospectus supplement, to purchase up to             additional shares of preferred stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of preferred stock approximately proportionate to that underwriter’s initial purchase commitment. Any shares of preferred stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of preferred stock that are the subject of this offering.]

We, our officers and directors, BlackRock Advisors, LLC and certain of the partners and officers of BlackRock Advisors, LLC (or any entities through which such partners and officers may invest in our shares) have agreed that, for a period of         days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives dispose of or hedge any shares of preferred stock.

[The shares of preferred stock are a new issue of securities with no established trading market. We intend to list the shares of preferred stock on                     . We expect trading in the shares of preferred stock on                  to begin within         days after the original issue date. Currently there is no public market for the shares of preferred stock.

We have been advised by the underwriters that they presently intend to make a market in the shares of preferred stock after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the shares of preferred stock and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the shares of preferred stock. If any active public trading market for the shares of preferred stock does not develop, the market price and liquidity of the shares of preferred stock may be adversely affected.]

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.]

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $        .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

[Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on                    , in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.]

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the shares on                     , prior to the pricing and completion of the offering. Passive market making consists of displaying bids on                     no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us, BlackRock Advisors, LLC, and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. [In addition, affiliates of the underwriters are lenders under our Credit Facility.]

At                     , 20    , Bank of America Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, owned approximately     % of the outstanding preferred and common stock of BlackRock, Inc. and had a     % voting interest therein.

A prospectus supplement and prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and prospectus in electronic format, the information on any such underwriter’s website is not part of this prospectus supplement and prospectus. The representatives may agree to allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Attorneys at Skadden, Arps, Slate, Meagher & Flom LLP involved in the representation of the Company beneficially own less than         percent of our common stock outstanding at                    . Certain legal matters will be passed upon for the underwriters by Sutherland Asbill & Brennan LLP, Washington, D.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP is our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the securities we are offering. This prospectus supplement does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended                     , 20    , are available free of charge by contacting us at 40 East 52nd Street, New York, NY 10022 or by telephone at toll-free (212) 810-5800. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

            Shares

Series        Preferred Stock

Liquidation Preference $        Per Share

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 20

Joint Book-Running Managers

Lead Manager

Co-Manager